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Exhibit 99 (c)

SEA CONTAINERS LTD.
(the "Company")

Isle of Man Steam Packet Pro Forma Financial Information

        As previously reported in a Current Report on Form 8-K dated August 4, 2003, on July 18, 2003, the Company completed the cash sale of all of the shares of its indirect wholly-owned subsidiary Sea Containers Isle of Man Ltd., which was the holding company of Sea Containers' Isle of Man Steam Packet ferry business, including The Isle of Man Steam Packet Company Ltd. (collectively, "Steam Packet").

        In connection with Registration Statements on Form S-3 filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, set forth below is a pro forma statement of consolidated operations of the Company and its subsidiaries for the year ended December 31, 2003 reflecting the sale of Steam Packet and the application of the sale proceeds as if the transaction had occurred on January 1, 2002.

        A pro forma statement of consolidated operations of the Company and its subsidiaries for the year ended December 31, 2002 reflecting the sale of Steam Packet and the application of the sale proceeds as if the transaction had occurred on January 1, 2002, was included in the Current Report on Form 8-K referred to above. No pro forma consolidated balance sheet is provided herein because the transaction has been accounted for in the December 31, 2003 consolidated balance sheet of the Company and its subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2003.

        The pro forma financial information presented herein is not necessarily indicative of the results of operations of the Company and its subsidiaries that might have occurred had the sale of Steam Packet actually taken place on January 1, 2002, or of future results of their operations. The pro forma financial statement is based upon the historical consolidated financial statements of the Company included in its Annual Reports on Form 10-K for the years ended December 31, 2002 and December 31, 2003, and should be read in conjunction with those historical financial statements and the notes thereto. Included in the historical and pro forma results of operations for the year ended December 31, 2003 are certain non-recurring charges of $46,000,000. Those charges predominantly relate to the restructuring of the Company's ferry operations which were incurred as a result of the Steam Packet sale.

Sea Containers Ltd. and Subsidiaries
Pro Forma Statement of Consolidated Operations (unaudited)

Year ended December 31, 2003	Historical	Pro forma Adjustments		Pro forma
	(Dollars in thousands, except per share amounts)
Revenue	$1,644,709	$(39,283)		$1,605,426
Other	39,989	—		39,989

	1,684,698	(39,283)		1,645,415

Expenses:
Depreciation and amortization	113,471	(2,742)		110,729
Operating	1,199,513	(22,881)		1,176,632
Selling, general and administrative	219,739	(4,631)		215,108

Total expenses	1,532,723	(30,254)		1,502,469

Gain on sale of ferry assets and non-recurring charges	54,000	(100,000	)(1)	(46,000)

Earnings from operations before net finance costs	205,975	(109,029)		96,946
Interest expense, net of capitalized interest	(95,319)	9,466	(2)	(85,853)
Interest and related income	10,026	—		10,026

Net finance costs	(85,293)	9,466		(75,827)

Earnings before income taxes	120,682	(99,563)		21,119
Provision for income taxes	8,224	(431)		7,793

Net earnings	112,458	(99,132)		13,326
Preferred share dividends	1,088	—		1,088

Net earnings on class A and class B common shares	$111,370	$(99,132)		$12,238

Earnings per class A and class B common share:
Basic	$5.28			$0.58

Diluted	$5.20			$0.58

(1)
The gain on sale was $100,000,000 and the non-recurring charges amounted to $46,000,000.

(2)
Adjustment for interest expense saved following repayment of debt and senior notes with proceeds from the sale, calculated at the actual interest rates in the year 2003 on the respective debt and senior notes repaid.

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  Exhibit 99 (c)